JMAR Technologies Appoints Ned Hall as Chief Financial Officer

SAN DIEGO —(October 1, 2007)— JMAR Technologies, Inc. (OTCBB: JMAR), a leading developer of advanced laser, high-resolution imaging and photonics technologies, today announced it has appointed Ned Hall as chief financial officer. Hall brings 25 years of CFO experience to JMAR, with strengths in financial management, corporate restructuring, and capital project funding for both public and privately-held companies.

Mr. Hall is a partner with Tatum, LLC, a national executive services firm widely recognized for its leadership in finance and information technology. Hall has been CFO for companies ranging from small private start-ups to established publicly held companies. Previous positions include VP Finance and CFO for Chromagen, Inc., a privately-held biotechnology company; VP Finance and CFO for Cytel Corporation, a software and services company providing clinical trial design, simulation and monitoring for pharmaceutical research; and CFO for Medical Device Technologies, Inc., a developer of emerging medical technologies.

“We are pleased to have the opportunity to bring Ned onboard as JMAR’s chief financial officer,” states Dr. Neil Beer, president and CEO of JMAR. “His extensive financial, operating, and strategic experience will not only help JMAR restore fiscal stability, but will enable the Company to continue on its path to commercial success, fueled by sound financial management.”

Hall holds a BS in Aeronautical Engineering from Princeton University and an MBA from Harvard Business School.

About JMAR Technologies

JMAR Technologies, Inc. is a leading innovator in the development of laser-based technology and x-ray processes for nano-scale imaging, analysis and fabrication. The Company is leveraging more than a decade of laser and photonics research to develop a portfolio of products with market-driven commercial and national security applications.

JMAR’s pursuit of leading edge products includes its BriteLightTM laser, a stand-alone product and x-ray light source, DP-LIBS, a double-pulse plasma laser system for remote detection of hazardous chemicals and explosives, and the BioSentry™ which is a real-time contamination warning system for waterborne microorganisms using laser-based, multi-angle light scattering technology.

Contact Information:	JMAR Technologies, Inc.

Dr. Neil Beer, President and CEO Phone: 858-946-6800

This news release contains certain “forward-looking statements.” Forward-looking statements are based on current expectations and assumptions and are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified, and many of which are beyond the Company’s control. Actual results could differ materially from these forward-looking statements as a result of a number of factors, including the uncertainty of acceptance in the market for our products and technologies or the acceptance of our customers’ products or technologies which incorporate our products and technologies, the failure of our technology to perform as predicted, competition from alternative technologies, uncertainties as to the size of the markets, cost and margins for JMAR’s products, current or future government regulations affecting the use of JMAR’s products, the lack of availability of critical components, the degree of protection from future patents, other risks associated with the development or acquisition of new products or technologies and those risks detailed in the Company’s Form 10-K for the year ended December 31, 2006 filed with the SEC. Given these risks and uncertainties, investors are cautioned not to place undue reliance on such forward-looking statements and no assurances can be given that such statements will be achieved. JMAR Technologies, Inc. does not assume any duty to publicly update or revise the material contained herein.